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                                                         ATC Contact: Anne Alter
                                                  Director of Investor Relations
                                                       Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

                   AMERICAN TOWER COMPLETES PRIVATE PLACEMENT

Boston, Massachusetts - February 18, 2000 - American Tower Corporation (NYSE:AMT) announced today that it completed its private placement of $450,000,000 principal amount of 5.00% Convertible Notes Due 2010, issued at 100% of their face amount. This amount includes the initial purchasers' exercise of their full option to purchase an additional $50,000,000 aggregate principal amount of Notes. American Tower will use the estimated $438.3 million in net proceeds to repay bank borrowings, finance tower acquisitions, finance construction projects and for general working capital purposes.

American Tower will pay interest on the Notes on February 15 and August 15 of each year, commencing on August 15, 2000. In addition, the Notes are convertible to Class A Common Stock at the option of the holder at a conversion price of $51.50 per share, subject to adjustment in certain events.

The Notes have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirement of the Securities Act of 1933 as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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   American Tower Corporation  116 Huntington Avenue, Boston, Massachusetts
            (617) 375-7500 FAX  (617) 375-7575  www.americantower.com